Exhibit 99.1

Investors Richard Szymanski Morgans Hotel Group Co. 212.277.4188	Media Daniel Gagnier/ Nathaniel Garnick Sard Verbinnen & Co 212.687.8080

MORGANS HOTEL GROUP NAMES HOWARD LORBER AND KENNETH CRUSE TO BOARD OF DIRECTORS

NEW YORK – March 16, 2015 – Morgans Hotel Group Co. (NASDAQ: MHGC) (the “Company”) today announced that it has appointed veteran real estate investor, Howard M. Lorber, and hotel industry executive, Kenneth E. Cruse, to the Company’s Board of Directors, effective immediately, to fill the two vacancies on the Board. With the addition of Messrs. Lorber and Cruse, Morgans Hotel Group’s Board will have nine directors, seven of whom are independent.

“We welcome Howard and Ken to Morgans Hotel Group’s Board and look forward to leveraging their respective experience in real estate investing and the lodging industry,” said Jason T. Kalisman, interim Chief Executive Officer. “We are pleased to have the benefit of their insights and contributions as we continue to take meaningful steps to enhance stockholder value.”

Howard M. Lorber is President and Chief Executive Officer and member of the Board of Vector Group Ltd. (NYSE: VGR) and Chairman of Douglas Elliman Realty, LLC, a majority-owned subsidiary of Vector Group, which operates the largest residential brokerage company in the New York City metropolitan area and the fourth-largest in the United States. Mr. Lorber has been with Vector Group and its diversified interests since 1994. Mr. Lorber is also Chairman of the Board of Directors of Nathan’s Famous, Inc., a chain of fast food restaurants, a director of United Capital Corp., a real estate investment and diversified manufacturing company, and Vice Chairman of the Board of Ladenburg Thalmann Financial Services. Mr. Lorber holds a Bachelor of Arts degree, a Master of Science degree in Taxation and an Honorary Doctorate from Long Island University, where he is also a trustee.

Kenneth E. Cruse served as the Chief Executive Officer of Sunstone Hotel Investors Inc. (NYSE: SHO) from August 2011 to January 2015 and as its President from December 17, 2010 to February 15, 2013. Mr. Cruse has over 20 years of experience in hotel investment, operations and finance. Mr. Cruse joined Sunstone in April 2005 as Senior Vice President of Asset Management and Corporate Transactions. In September 2006, he was named Senior Vice President of Corporate Finance and in January 2007, Mr. Cruse was named Chief Financial Officer. For the eight years prior to joining Sunstone, Mr. Cruse worked in a variety of roles for Host Marriott Corporation, the predecessor of Host Hotels and Resorts, Inc., most recently as Vice President of Corporate Finance. He is actively involved in various industry and professional organizations. He served as the Director of Sunstone Hotel Investors Inc. from August 2011 to January 2015. He is a member of The Real Estate Roundtable and previously served on the Chief Executive Officer Council for the American Hotel & Lodging Association. He is also a member of the Southern California Chapter of Young President Organization and the Dean’s Advisory Council for Colorado State University Warner College of Natural Resources. Mr. Cruse earned an MBA degree with distinction from Georgetown University and a BS in Tourism Management and Commercial Recreation from the Colorado State University.

About Morgans Hotel Group

Morgans Hotel Group Co. (NASDAQ: MHGC) is widely credited as the creator of the first “boutique” hotel and a continuing leader of the hotel industry’s boutique sector. Morgans Hotel Group operates Delano in South Beach, Mondrian in Los Angeles, New York, South Beach and London, Hudson in New York, Morgans and Royalton in New York, Clift in San Francisco, Shore Club in South Beach and Sanderson and St Martins Lane in London. Morgans Hotel Group has ownership interests or owns several of these hotels. Morgans Hotel Group also has expanded its brand through Delano in Las Vegas, a licensed hotel, and 10 Karaköy in Istanbul, Turkey, a franchised hotel. Morgans Hotel Group has other hotels in various stages of development to be operated under management or franchise agreements, including a Mondrian property in Doha, Qatar. For more information please visit www.morganshotelgroup.com.